Exhibit 5

Vector Capital III, L.P.
c/o Vector Capital Corporation
456 Montgomery Street, 19th Floor
San Francisco, CA 94104

August 16, 2006

CONFIDENTIAL

To:	Gladiator Corporation
c/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025

Re:                             Equity Commitment

Ladies and Gentlemen:

Reference is made to that Agreement and Plan of Merger, dated as of July 24, 2006 (as it may be amended from time to time in accordance with this letter, the “Merger Agreement”), by and among Gladiator Corporation, a Delaware corporation (the “Parent” or “Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent and Watchguard Technologies, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the Merger Agreement.  As used herein, the term “Parent” shall include any entity to which Parent shall assign its rights, interests and obligations under the Merger Agreement in accordance with Section 8.7 thereof.  The parties listed in Schedule A are collectively referred to herein as the “Investors”.

Subject only to (i) satisfaction or waiver, at or prior to the Closing Date, of each of the conditions to the obligation of the Parent to effect the Merger as set forth in Sections 6.1 and 6.2 of the Merger Agreement, (ii) the funding by Francisco Partners II, L.P. (and/or one or more of its Affiliates (“FP”)) of one-half of its existing equity commitment to Parent, and (iii) execution and delivery of a stockholders or similar agreement reasonably satisfactory to each of the parties hereto relating to the Investors’ ongoing relationship with Parent, FP and each other with respect to their investment in Parent on terms set forth in Annex A and otherwise in accordance with those previously discussed with FP, Vector Capital III, L.P. (“Vector”) will (and/or will cause one or more of its Affiliates to) contribute, or cause to be contributed, to Parent (and Parent and FP agree that Parent will accept), immediately prior to the Effective Time, shares of Company common stock held by such Investor, free and clear of any Encumbrances, and/or cash in accordance with Schedule A hereto. The contributions by  the Investors to Parent shall be equal to the amount contributed by FP to Parent but in no event in excess of one-half of the amount required to satisfy (i) Parent’s obligation under Section 2.1 of the Merger Agreement to deposit funds with the Paying Agent, (ii) required payments under Section 1.7 of the Merger Agreement with respect to the cancellation of Company Stock Options and (iii) all expenses incurred by any of FP, the Investors or Parent (“Expenses”) in connection with this commitment letter, the Merger Agreement and the transactions contemplated thereby (which expenses will, as among the parties, be the responsibility of Parent).

The Investors and the Parent agree to negotiate in good faith the terms of the stockholders agreement prior to the Effective Time.  Parent agrees not to amend the Merger Agreement without Vector’s consent; provided, that in the event Vector does not consent to any such proposed amendment, Parent shall be permitted to proceed with such amendment so long as it first offers to Vector the option to terminate this commitment letter.  Investors agree to vote any shares of Company’s common stock they may own in favor of the Merger and the Merger Agreement; provided, that the foregoing agreement to vote shall terminate upon termination (or purported termination by Parent or Merger Sub) of the Merger Agreement.  Investors agree to make any filings required under the HSR Act at substantially the same time as such filings are made by FP, such that any such approvals are designed to be obtained prior to the Effective Time. Vector (i) represents and warrants to Parent and FP that, as of the date hereof, the Investors hold the number of shares of Company common stock indicated on the Schedule 13D currently on file with the Securities Exchange Commision and that such Schedule 13D reflects all shares held by Investors as of the date hereof and (ii) agrees that all such shares will either be contributed to Parent in accordance with this commitment letter or held by such Investors until the Effective Time or the termination hereof.  In the event the Parent or any of its affiliates receives a payment under the second proviso to Section 7.2 (a) of the Merger Agreement or payment of all or a portion of the Company Termination Fee under Section 7.2 (b) of the Merger Agreement, it will pay (the “Payment Obligations”) such amounts to FP and the Investors in accordance with the following: any such amounts shall be distributed (A) first, to satisfy each party’s Expenses (and if the amount is insufficient to pay all of such Expenses, then pro rata with respect to each party’s Expenses; and (B) second, one-half of any remaining amount to each of FP and the Investors; provided, that, after payment of all Expenses, there shall be deducted from amounts otherwise payable to the Investors an amount equal to (on a cumulative basis) one-half of the amount of gain (determined as if the cost basis of such shares was $4.25 per share), if any, the Investors collectively shall have achieved upon the sale of the shares referred to in clause (i) above, and such deducted amount shall be paid to FP.  In the event that any shares of Company common stock have been contributed by Investors to Parent, and thereafter there is an event that gives rise to a Payment Obligation, prior to calculating the amount of the Payment Obligation, either such shares (or their proceeds, net of taxes) shall be returned to the Investors, or the Payment Obligation will be calculated as if such shares had been so returned such that each party is put in the economic position that it would have been in had the shares not been so contributed.

All rights and obligations under this commitment letter will expire immediately following the termination of the Merger Agreement, or, if the Merger has not occurred by December 31, 2006, upon written notice given by Vector to Parent on any day after December 31, 2006.  From and after such expiration, no party hereto nor any of its directors, officers, partners, employees, investors or affiliates will have any  liability or obligation to any person or entity as a result of this commitment letter; provided, that the Payment Obligations shall survive any such expiration or termination if and only if the Merger Agreement was terminated prior to the expiration of this commitment letter.

This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.  Neither this commitment letter nor any rights or obligations of any party hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without prior written consent of the other parties hereto.

THIS LETTER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely,

VECTOR CAPITAL III, L.P.

By:		VECTOR CAPITAL PARTNERS III, LLC
its general partner

By:		/s/ Alexander R. Slusky
Name:		Alexander R. Slusky
Title:		Managing Member

Accepted and Agreed to as of
the date first above written.

GLADIATOR CORPORATION

By:	/s/ Benjamin Ball
Name: Benjamin Ball
Title:	President

FRANCISCO PARTNERS II, L.P.

By: FRANCISCO PARTNERS GP II, L.P.,
its General Partner

By: FRANCISCO PARTNERS GP II
MANAGEMENT, LLC
its General Partner

By:	/s/ Benjamin Ball
Name: Benjamin Ball
Title:	Manager

Schedule A

List of Investors

Vector Capital III, L.P. and/or
one or more of its Affiliates (the “Investors”)

The Investors will contribute a number of shares of common stock of the Company (valued at $4.25 per share) and/or cash, or a combination thereof, in the amount required by this commitment letter, in return for the same package of securities of Parent that FP receives.

Annex A

Investors would receive the same package of securities of Parent received by FP (as to type, mix, amount, etc.).  The stockholders agreement would provide for equal board and committee representation, approval of significant actions (such as debt incurrence, capital expenditures, transactions with affiliates, mergers, etc., all with customary and appropriate baskets and exceptions) and generally equal rights and obligations with respect to public offerings, registration rights, first refusal, pre-emptive rights, and other customary matters.  The agreement would have customary termination provisions and provide for the loss of certain rights (such as board representation) in the event a party fell below a specified ownership level.